SCHEDULE 14A
                                 (Rule 14A-101)

                     Information Required in Proxy Statement
                            Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.    )
                                              ---

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12
     [ ] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

                             GRC INTERNATIONAL, INC.
                             -----------------------
                (Name of Registrant as Specified in its Charter)

                             -----------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5)  Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     ---------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.     Amount Previously Paid:
                                       -----------------------------------------
         2.     Form, Schedule or Registration Statement No.:
                                                              ------------------
         3.     Filing Party:
                             ---------------------------------------------------
         4.     Date Filed:
                           -----------------------------------------------------

                                [OBJECT OMITTED]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  to be held on

                           Thursday, November 5, 1998

The Annual Meeting of Shareholders of GRC International, Inc. will be held at the offices of the Company located at 1900 Gallows Road, Vienna, Virginia 22182, on Thursday, November 5, 1998, at 1:30 p.m. local time for the following purposes:

1. To elect 2 directors for a 3-year term ending in 2001, or until their successors are elected and qualify.

2. To ratify the selection of Deloitte & Touche as independent public accountants for the fiscal year ending June 30, 1999.

3. To consider and act upon a shareholder proposal to declassify the Board of Directors.

4.   To  consider  and  act  upon  a  shareholder   proposal  to  terminate  the
     Shareholder Rights Plan.

5. To consider and act upon any other matters which may properly come before the meeting, or any adjournments thereof.

The Board of Directors has fixed the close of business on September 18, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournments thereof.


                              By Order of the Board of Directors


                              /s/ Thomas E. McCabe
                              ------------------------------------
                              THOMAS E. McCABE
                              Senior Vice President, General Counsel & Secretary

October 6, 1998
1900 Gallows Road
Vienna, Virginia  22182

                                                 TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
ELECTION OF DIRECTORS                                                                                             2

RATIFICATION OF ACCOUNTANTS                                                                                       5

OTHER MATTERS                                                                                                     5

OTHER INFORMATION                                                                                                 6

     Operation of Board and Committees                                                                            6

     Executive Officers                                                                                           7

     Summary Compensation Table                                                                                   8

     Option Grants in Last Fiscal Year                                                                            9

     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values                                    10

     Employment Contracts and Termination of Employment and
         Change-in-Control Arrangements                                                                          11

     Compensation Committee Report on Executive Compensation                                                     12

     Performance Graph                                                                                           15

     Compensation of Directors                                                                                   16

     Certain Relationships and Related Transactions                                                              16

     Compensation Committee Interlocks and Insider Participation                                                 17

     Section 16(a) Beneficial Ownership Reporting Compliance                                                     17

     Security Ownership of Principal Shareholders and Management                                                 18

SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS                                                        20

SHAREHOLDER PROPOSAL TO TERMINATE THE SHAREHOLDER RIGHTS PLAN                                                    22

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS                                                                        24

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of GRC International, Inc. ("GRC
International", "GRCI" or "Company") for use at the Annual Meeting of Shareholders at the Company's offices, 1900 Gallows Road, Vienna, Virginia 22182, on Thursday, November 5, 1998, at 1:30 p.m., and any adjournments thereof. This Proxy Statement and the accompanying proxy are first being sent or given to shareholders on or about October 6, 1998.

Unless revoked prior to exercise, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting. Where the shareholder's choice has been specified on the proxy, the proxy will be voted accordingly. If a choice is not indicated, the proxy will be voted in the manner recommended by the Board. If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the voting thereof (i) by filing with the Secretary of the Company a written notice of revocation thereof or a duly executed proxy bearing a later date, (ii) by giving written notice to the Company of death or incapacity of the shareholder, or
(iii) as to any matter presented at the meeting, by the shareholder's voting in person upon such matter. The execution of the enclosed proxy will not affect a shareholder's right to vote in person at the meeting should the shareholder later find it convenient to attend the meeting and desire to vote in person.

Only the holders of record of the Company's $0.10 par value Common Stock ("Stock") at the close of business on September 18, 1998, will be entitled to vote at the meeting. On that date the Company had 10,216,563 shares of Stock outstanding. Holders of the Stock are entitled to one vote per share on all business of the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Stock will constitute a quorum for the meeting.

A nominee will be elected as a director if he receives a plurality of votes, and other matters will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the subject matter are voted in favor of approval of such item. In the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any item other than the election of directors and will be counted as present for purposes of the matter for which the abstention is noted. Accordingly, an abstention will operate to prevent approval of any such matter to the same extent as a vote against approval of such matter.

Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners, but are not permitted to vote on certain other matters in the absence of such instructions. The withholding of a vote on a matter by a broker who has not received such instructions and is not otherwise permitted to vote on such matter is known as a "broker non-vote." A "broker non-vote" with respect to any matter to be considered at the Annual Meeting of Shareholders will have no effect on the outcome of the vote on such matter.

YOUR VOTE IS IMPORTANT! Please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. The prompt return of your proxy will ensure that your vote is counted and will enable us to reduce expenses associated with follow-up mailings. In the event you attend the meeting, the proxy will not be used if you revoke it or vote in person on a given item.

                              ELECTION OF DIRECTORS

On September 17, 1998, your Board adopted a restructuring plan, which reduces the size of the Board to 7 directors. The Board adopted this restructuring plan because it believes that 7 is a more appropriate number of directors for the Company than the current size of the Board, which is 12.

The restructuring will become effective at the 1998 Annual Meeting of Shareholders. The Board will continue to consist of 3 classes, two classes with 2 directors and one class with 3 directors. The class of directors whose terms expire at the 1998 Annual Meeting of Shareholders is the third class. The nominees for the third class are Frank J.A. Cilluffo and Leslie B. Disharoon. The nominees and continuing directors are listed in the table on the following page. The terms of office of the nominees will commence upon election and will continue until the end of their 3-year terms or until their successors are elected and qualify.

Members of the first and second classes will be elected for 3-year terms at the 1999 and 2000 annual meetings, respectively. Any vacancy or newly created directorships in any class may be filled by the Board, and any director so elected will serve for the remainder of the term of the class to which he has been elected by the Board.

In the election of directors, each shareholder has the right to vote his shares cumulatively; i.e., to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his name on the record date, and to cast all such votes for one nominee, or distribute such votes among the nominees in accordance with his choice. A shareholder wishing to designate the allocation of his vote among the nominees may do so by indication on the enclosed proxy card or by personal vote at the Annual Meeting. Unless otherwise directed on the proxy card, management proxy holders will be authorized, in their discretion, to cumulate votes, so that, for example, they may vote proxies for the largest number of the 2 nominees proposed by management which can be elected by cumulative vote.

Management has no reason to believe that any nominee will not be available to serve; but, if any nominee should become unable to serve, the shares represented by management proxies may be voted instead for the election of another person recommended by the Board.

The table that follows sets forth (i) the name, age and principal occupation of each nominee and continuing director, (ii) the year in which each nominee's or continuing director's term of office will expire, and (iii) the year in which each nominee or director was first elected or appointed to the Board of the Company. Unless otherwise noted, service on the Board has been without interruption. Following the table, additional information is provided regarding all nominees and continuing directors.

VOTE REQUIRED
-------------

The vote required for election of a director is a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

The Board recommends a vote "FOR" the nominees.



                            NOMINEES, DIRECTORS                                       TERM            FIRST
                         AND PRINCIPAL OCCUPATIONS                         AGE       EXPIRES         ELECTED
                         -------------------------                         ---       -------         -------
    NOMINEES:
    --------

    FRANK J.A. CILLUFFO
     Managing General Partner, Cilluffo Associates, L.P.                   55         2001            1996

    LESLIE B. DISHAROON
     Corporate Director................................................    66         2001            1992


    DIRECTORS WITH CONTINUING TERMS:
    -------------------------------

    H. FURLONG BALDWIN
     Chairman & Chief Executive Officer,
      Mercantile Bankshares Corporation................................    66         1999            1981

    GARY L. DENMAN
     President & CEO, GRC International, Inc...........................    59         1999            1998

    JOSEPH R. WRIGHT, Jr.
     Chairman, GRC International, Inc.
     Chairman & CEO, AmTec, Inc. ......................................    60         1999            1994

    PETER A. COHEN
     Principal, Ramius Capital Group..................................     51         2000            1997

    CHARLES H.P. DUELL
     President, Middleton Place Foundation
      and Middleton Inn Company.......................................     60         2000            1993


H. FURLONG BALDWIN, 66, has been Chief Executive Officer of Mercantile Bankshares Corporation since 1976, and Chairman since 1984. He has been Chairman and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company since 1976. He is a director of Mercantile-Safe Deposit & Trust Company; Mercantile Bankshares Corporation; Baltimore Gas & Electric Company; Constellation Holdings, Inc.; CSX Corporation; Offitbank; Wills Group; and The St. Paul Companies. He is a Trustee and Past Chairman of Johns Hopkins Hospital and Johns Hopkins Health System, and a Trustee of Johns Hopkins University.

FRANK J.A. CILLUFFO, 55, has been managing general partner of Cilluffo Associates, L.P., an investment firm, since he founded it in 1979. He is also a director of Stone & Webster, Inc.

PETER A. COHEN, 51, is a principal of Ramius Capital Group ("Ramius"), a privately-held, specialized investment firm. He became Vice Chairman of GRC International in 1997. From 1971 to 1990 he held various positions within Shearson Lehman Brothers and its predecessors, culminating in his serving as Chairman of the Board and Chief Executive Officer from 1987 to 1990. Subsequent to his departure from Shearson Lehman, he became Chairman of Republic New York Securities Corporation. He was also Vice Chairman of Republic New York

Corporation and a member of its Management Executive Committee. He is a Director of Presidential Life Corporation, Olivetti SpA and Andover Togs Inc. He is also a Trustee of Mt. Sinai Hospital, a board member of The Ohio State University Foundation, Co-Chairman of the New York Holocaust Memorial Commission and a Director of the Museum of Jewish Heritage. He has served as a Director of the New York Stock Exchange, American Express Company, Republic New York Corporation, Societe General de Belgique S.A., Cofide and Cerus S.A., The New York Federal Reserve Bank International Capital Markets Advisory Committee, The Depository Trust Company and The New York City Opera.

GARY L. DENMAN, 59, has been President and Chief Executive Officer since July 1, 1998. He was President and Chief Operating Officer from March 1998 to June 1998. From 1995 to 1998, he was Executive Vice President and Chief Operating Officer. He joined the Company in 1995 as Senior Vice President for Strategic Planning. From 1992 to 1995, he was Director of the Department of Defense Advanced Research Projects Agency ("ARPA"), the premier Federal research and development agency. He was Deputy Director of ARPA from 1990 to 1992. Prior to joining ARPA he was Deputy Director of the U.S. Air Force's Wright Laboratories at Wright Patterson Air Force Base from 1988 to 1990. From 1982 to 1988, he was Director of the Air Force Materials Laboratory and Director of the Air Force Manufacturing Technology Program.

LESLIE B. DISHAROON, 66, was Chairman, President and Chief Executive Officer of Monumental Corporation from 1979 until his retirement in 1988. He is a director of Aegon USA and Travelers Property Casualty Co. He is Chairman of MSD&T Funds, Inc. and Chairman of the Board of the Johns Hopkins Health System Endowment.

CHARLES H.P. DUELL, 60, has been President of Middleton Place Foundation since 1974. Middleton Place Foundation is a non-profit educational trust that owns and interprets the Middleton Place National Historic Landmark in Charleston, South Carolina. He has also been President of the Middleton Inn Company since 1991. His responsibilities include historic preservation, tourism, timber and land management, and real estate development. He is also a director of Alliance Capital Reserves; Alliance Government Reserves; and Alliance Tax-Exempt Reserves (and associated funds). He is a Trustee Emeritus of the National Trust for Historic Preservation, and a member of the Board of Architectural Review for the City of Charleston.

JOSEPH R. WRIGHT, Jr., 60, was named Chairman of the Company in 1997. He has also been Chairman and Chief Executive Officer of AmTec, Inc. since 1995. AmTec is a public company engaged principally in developing telecommunications networks in the People's Republic of China. He also serves as co-Chairman of Baker & Taylor Holdings Inc., an international book and video distribution Company. From 1989 to 1994, he served as Executive Vice President, Vice Chairman and director of W.R. Grace & Co., an international specialty chemicals and health care company. From 1988 to 1989, he was a member of the President's Cabinet as Director of the White House Office of Management and Budget ("OMB"). He was Deputy Director of OMB from 1982 to 1988, Deputy Secretary of Commerce from 1981 to 1982, President of Citicorp Retail Services and Retail Consumer Services from 1976 to 1981, and a partner at Booz, Allen and Hamilton Inc. from 1966 to 1971. He is also a director of AmTec, Baker & Taylor, PanAmSat, RealMed and Barington Capital Corporation.

                           RATIFICATION OF ACCOUNTANTS

The Board has selected Deloitte & Touche to serve as the Company's independent public accountants for the fiscal year ending June 30, 1999. Deloitte & Touche has offices near or convenient to most of the Company's operations. The Board is satisfied as to the professional competence and standing of Deloitte & Touche. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, as well as being available to respond to appropriate questions.

VOTE REQUIRED
-------------

The vote required for ratification of the selection of Deloitte & Touche is the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

The Board recommends a vote "FOR" the proposal to ratify the selection of Deloitte & Touche as independent public accountants.

                                  OTHER MATTERS

Management does not intend to present to the meeting any matter not referred to above, and, with the exception of the shareholder proposals described later in this document, does not presently know of any matters that may be presented to the meeting by others. If other matters properly come before the meeting, the management proxy holders intend to vote the proxy in accordance with their judgment. Proxies will be solicited for use at the meeting primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company, who will receive no additional compensation therefor. The Company has engaged the proxy solicitation firm of Georgeson & Company to assist in the solicitation of proxies at an estimated cost of $8,000 plus expenses. The Company will reimburse the brokers and other persons holding the Company's shares registered in their names, or in the names of their nominees, for their expenses incurred in sending proxy materials to and obtaining proxies from the beneficial owners of such shares. All expenses in connection with the solicitation of proxies will be borne by the Company.

                                OTHER INFORMATION

                        OPERATION OF BOARD AND COMMITTEES

The Board of the Company has standing Audit, Compensation, Ethics and Executive & Nominating Committees.

The Audit  Committee  reviews  the  results  of,  and  suggestions  provided  in connection with, the Company's annual audit by its independent public accountants; reviews accounting procedures established by management; and considers matters relating to non-audit services by the Company's independent public accountants. During fiscal 1998, the Committee held 2 meetings. The members of the Committee are Mr. Baldwin (Chairman), Mr. Disharoon and Mr. Duell.

The Compensation Committee represents the full Board in matters of executive compensation, and from time to time recommends to the full Board appropriate methods and amounts of executive and director compensation. It also administers the Company's employee and executive stock option plans. During fiscal 1998, the Committee held 6 meetings. The members of the Committee are Mr. Disharoon (Chairman), General Meyer and Dr. Packard.

The Ethics Committee oversees and reviews ethical compliance within the Company. During fiscal 1998, the Committee held 3 meetings. The members of the Committee are Dr. Rabin (Chairman), Mr. Cilluffo, Dr. Packard and Dr. Warren.

The Executive & Nominating Committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company between the meetings of the Board, except to the extent prohibited by applicable law or regulation. It also reviews and makes recommendations in regard to the election of officers and directors for the Company. During fiscal 1998, the Committee held 3 meetings. The members of the Committee are Mr. Wright (Chairman), Mr. Baldwin, Mr. Cohen, Mr. Disharoon, Dr. Denman (effective March 26, 1998), General Meyer and Mr. Roth.

The Chairman of the Board is an ex-officio member of all the standing committees upon which he does not serve as a regular standing member. The President is an ex-officio member of the Executive & Nominating Committee.

The Executive & Nominating Committee will consider recommendations submitted by shareholders for nominees for director. Such recommendations should be in writing and delivered or mailed to the Company c/o Thomas E. McCabe, Senior Vice President, General Counsel & Secretary, 1900 Gallows Road, Vienna, Virginia 22182. In addition, nominations for the election of directors may be made by shareholders in accordance with procedures set forth in the Company's Certificate of Incorporation. Copies of such procedures may be obtained without charge by contacting Mr. McCabe at the above address.

The Board held 7 meetings during fiscal 1998. No Board member attended fewer than 75% of the meetings of the Board and Board Committees on which that director served, except for George Packard, who attended 69% of such meetings.

                               EXECUTIVE OFFICERS

In addition to Dr. Denman,  the following persons are executive  officers of the
Company:

THOMAS E. McCABE, 43, joined the Company as Vice President-Legal and Secretary in 1992. He was promoted to the additional offices of General Counsel in 1993 and Senior Vice President in 1995. He was a founding partner of the Washington law firm of McCarthy & Burke from 1988 through 1991, and an attorney with its predecessor McCarthy & Durrette from 1985 to 1988. He was an attorney with Venable Baetjer & Howard from 1984 to 1985, and Reavis & McGrath from 1982 to 1984. He was law clerk to Judge Richey in the U.S. District Court for D.C. from 1981 to 1982.

JAMES L. SELSOR, 53, has been Senior Vice President since 1996 and Director of GRCI's Information Systems Division ("ISD") since 1995. He is responsible for the overall management and direction of ISD. Before being named Director of ISD, he was Vice President and Director of ISD's Advanced Information Technology Center where he held full management responsibility for several programs such as the Reserve Component Automation System (RCAS), the Joint Computer Aided Acquisition and Logistic Support (JCALS) program and many other information and decision support systems contracts for the federal government and private companies. Prior to joining GRCI, he managed the Missile Planning Division for ANSER (Analytic Services, Inc.) from 1986 to 1989, where he was responsible for operations research analysts, mathematicians, political scientists and economists that identified, researched and analyzed national and international defense issues. Prior to joining ANSER he was a career officer in the U.S. Army.

MICHAEL G. STOLARIK, 47, has been Senior Vice President, Strategic Planning, and Acting Director of Decision Technologies Division since 1998. Prior to that he was President and Chief Executive Officer at Space Applications Corporation from 1995 to 1997. From 1975 to 1995, he was at BDM International. He served as BDM's Corporate Vice President from 1989 to 1995 with responsibility for the company's operating group performing information technology and systems integration projects. He was Vice President and General Manager of BDM's Communications and Data Systems Division from 1987 to 1989, and Vice President of Information Systems from 1985 to 1987. He also served as BDM's Chief Information Officer in 1994 and 1995.

                           SUMMARY COMPENSATION TABLE
                           --------------------------


                                                                                         LONG TERM COMPENSATION
                                                      ANNUAL COMPENSATION                ----------------------
                                           ------------------------------------------            AWARDS
                                                                                                 ------
    Name and                                                             Other Annual           Securities             All Other
Principal Position            Year        Salary 1          Bonus 1      Compensation 2/    Underlying Options 3/    Compensation 4/
------------------            ----        --------          -------      --------------     --------------------     --------------
James Roth                    1998        $300,000         $229,200           NA                  70,000                $12,638
President & CEO               1997        $296,250 5/           - 0 -      $   919                62,808 5/             $11,240
                              1996        $240,000 5/           - 0 -      $43,224                53,535 5/             $10,317

Gary L. Denman                1998        $187,308 6/      $ 57,300 6/     $12,173               268,724 6/             $12,639
Executive Vice President,     1997        $180,000 6/           - 0 -      $ 5,569                29,196 6/             $12,850
Chief Operating Officer       1996        $145,330 6/           - 0 -      $27,296                22,207 6/             $ 7,957

James L. Selsor               1998        $140,616         $101,960        $ 1,758                10,000                $11,182
Senior VP, Director ISD       1997        $130,693 7/      $ 61,418 7/     $   682                 6,789 7/             $11,553
                              1996        $106,459 7/      $ 48,133 7/     $ 4,454                10,449 7/             $10,569

Thomas E. McCabe              1998        $181,569         $ 57,300          N/A                  25,000                $11,033
Senior VP, General Counsel    1997        $148,698 8/           - 0 -      $ 5,875                27,133 8/             $11.015
& Secretary                   1996        $112,500 8/           - 0 -      $25,836                17,179 8/             $12,750

Ronald B. Alexander           1998        $167,208         $ 57,300        $   410                25,000                $13,461
Senior VP-Finance, Chief      1997        $158,000 9/           - 0 -      $ 1,066                50,611 9/             $ 5,950
Financial Officer & Treasurer 1996        $ 26,667 9/      $ 40,000          N/A                  50,000                   N/A
--------------------------------------------------

1/ Under the Cash Compensation Replacement Plan ("CCRP"), salary and bonus replaced with options are not included in the "Salary" and "Bonus" columns, but salary and bonus replaced with stock are included in those columns. CCRP stock and option discounts are included in the "Other Annual Compensation" column. CCRP options are also included in the "Securities Underlying Options" column.

2/   Represents discounts on purchase of stock or options under the CCRP.

3/ The options shown in this column were awarded pursuant to conventional employee stock option plans, except where footnotes indicate that the executive has given up salary or bonus in exchange for options (at a discount) under the CCRP.

4/   Company contributions to defined contribution plans.

5/ Under the CCRP, Mr. Roth gave up $3,750 of salary for 308 options in 1997, and $60,000 of salary for 3,535 options in 1996.

6/ Under the CCRP, Dr. Denman gave up $20,812 of salary and $57,300 of bonus for 18,724 options in 1998, $20,000 of salary for 4,196 options in 1997, and $38,443 of salary for 2,207 options in 1996.

7/ Under the CCRP, Mr. Selsor gave up $3,119 of salary and $2,500 of bonus for 539 options in 1997, and $5,591 of salary and $1,867 of bonus for 449 options in 1996.

8/ Under the CCRP, Mr. McCabe gave up $20,053 of salary for 2,133 options in 1997, and $37,500 of salary for 2,099 options in 1996.

9/ Under the CCRP, Mr. Alexander gave up $2,000 of salary for 611 options in 1997. He joined the Company on April 29, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                              Number of        % of Total
                              Securities         Options         Exercise       Market
                              Underlying       Granted to         or Base      Price at                        Grant
                               Options          Employees          Price        Date of      Expiration        Date
           Name               Granted(#)     in Fiscal Year       ($/Sh)         Grant          Date           Value 4/
           ----               ----------     --------------       ------         -----          ----           -------
        James Roth              70,000 1/         11.9%            $5.50        $ 5.50        7/24/07      $  254,100

      Gary L. Denman            50,000 1/          8.5%            $5.50        $ 5.50        7/24/07      $  181,500
                               200,000 1/         34.0%            $7.88        $ 7.88        5/28/08      $1,038,000
                                 1,362 2/          0.2%            $1.54 2/     $ 6.97           2/        $    8,458
                                 1,361 2/          0.2%            $1.60 2/     $ 5.97           2/        $    7,077
                                 1,401 2/          0.2%            $1.57 2/     $ 5.72           2/        $    6,963
                                 1,106 2/          0.2%            $1.99 2/     $10.44           2/        $   10,441
                                13,494 2/          2.3%            $1.77 2/     $ 4.69           2/        $   56,000

     James L. Selsor            10,000 1/          1.7%            $5.50        $ 5.50        7/24/07      $   36,300

     Thomas E. McCabe           25,000 1/          4.2%            $5.50        $ 5.50        7/24/07      $   90,750
                                    80 3/          0.0%            $8.16        $ 8.16        11/4/98      $       91

   Ronald B. Alexander          25,000 1/          4.2%            $5.50        $ 5.50        7/24/07      $   90,750
-------------------------------------------

1/ Options granted under 1994 Employee Option Plan or the 1996 Officers Stock Option Plan. The options expire 10 years after grant. Mr. Roth's options are exercisable 6 months after grant. The other options are 50% exercisable 2 years after grant, 25% exercisable 3 years after grant, and 25% exercisable 4 years after grant, except for Dr. Denman's 200,000 share grant, which is 50% exercisable 1 year after grant and 100% exercisable 2 years after grant.

2/ Options under the Cash Compensation Replacement Plan ("CCRP") are granted at the end of each calendar quarter to executives who have elected to forego cash compensation in exchange for options under the plan. Executives may forego up to 25% of salary and 100% of bonus in exchange for the options. The exercise price of the options is equal to 25% of the average fair market value of the Stock during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by 80% of the option "spread" at grant, which is the difference between (i) the average fair market value of the Stock during the quarter and (ii) the exercise price of the option. This formula gives the executive a 20% discount from the "spread". This "spread" is less than the "grant date value" shown in the table above, which is based on a different valuation method (described in note 4). The options are 80% exercisable upon grant, 90% exercisable in 2 years, 95% exercisable in 3 years, and 100% exercisable in 4 years. The options expire 3 years after employment terminates.

3/ Immediately exercisable options granted under the 1994 Employee Option Plan in exchange for conversion of incentive stock options to non-qualified stock - options.

4/ Grant date values were calculated using the Black-Scholes option pricing model, assuming (i) 15-year term for options granted under the CCRP; (ii) 6% annual interest rate; (iii) 45% volatility; and (iv) no dividends. The ultimate values of options, if any, will depend on the future market price of the Stock, which cannot be predicted.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES


                                                               Number of Securities                     Value of
                                                                    Underlying                        Unexercised
                             Shares                            Unexercised Options                In-the-Money Options
                            Acquired                               at FY-End(#)                       at FY-End 1/
                               on            Value                 -----------                        ------------
         Name             Exercise(#)     Realized($)       Exercisable/Unexercisable          Exercisable/Unexercisable
         ----             ----------      ----------        -------------------------          -------------------------
      James Roth             70,000         $185,916         172,941           4,063          $72,954           $  3,684

    Gary L. Denman           - 0 -           - 0 -            50,338         297,196          $73,331           $729,491

    James L. Selsor          - 0 -           - 0 -             9,653          23,585          $ 2,547           $ 48,137

   Thomas E. McCabe           7,272         $ 12,810          15,554          60,960          $   859           $123,605

  Ronald B. Alexander           488         $  2,967          25,000         100,123            - 0 -           $119,844
------------------------------------


1/ Option values calculated by subtracting (i) the weighted exercise price of the named executives' options from (ii) $10.25, which was the closing price of the Stock on June 30, 1998, then multiplying such amount by the aggregate number of shares underlying the named executive's options. All in-the-money options were granted under the Cash Compensation Replacement Plan ("CCRP") under which executives forego cash compensation in exchange for options.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company had an employment agreement with Mr. Roth which expired June 30, 1998. It provided for an annual salary of $300,000, and an annual bonus equal to 2% of the Company's net income, without regard to extraordinary items. Because of his relocation in 1992 from California to Virginia at the Company's request, the Company will pay the cost of Mr. Roth's moving back to California (subject to the limits of the then-current Company policy covering such situations and subject to an aggregate limit of $100,000). The agreement also provides Mr. Roth and his wife with lifetime medical, dental and vision insurance.

Effective July 1, 1998 upon his promotion to President & CEO, the Company and Dr. Denman entered into a new agreement which provides for an annual salary of $330,000, and an annual bonus equal to 2% of the Company's net income, without regard to extraordinary items. The agreement is for a three-year term expiring June 30, 2001, but is terminable immediately by the Company for cause. During the 30 months following a change in control, if the Company terminated his employment without cause or took certain other adverse actions, then he would receive a lump-sum severance payment equal to 2 times his annual salary and 2 times his target bonus (2% of the Company's budgeted net income), and his employee benefits would continue until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 2 year anniversary of his termination of employment. The agreement also provides Dr. Denman and his wife with lifetime dental and vision insurance. It also provides an annual financial and estate planning allowance of up to $10,000.

Prior to July 1, 1998, the Company had an employment agreement with Dr. Denman which provided for an annual salary of $210,104. The agreement was terminable immediately by the Company for cause, or by either party without cause on 6 months notice. During the 30 months following a change in control, if the Company terminated his employment without cause or took certain other adverse actions, then he would have received a lump-sum severance payment equal to 2 times his annual salary, and his employee benefits would have continued until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 2 year anniversary of his termination of employment. This agreement is now expired, having been replaced by the new agreement described above.

The Company has an employment agreement with Mr. McCabe which provides for an annual salary of $199,000. The agreement may be terminated immediately by the Company for cause, or by either party without cause on 6 months notice. During the 30 months following a change in control, if the Company terminates his employment without cause or takes certain other adverse actions, then he shall receive a lump-sum severance payment equal to 2 times his annual salary, and his employee benefits shall continue until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 2 year anniversary of his termination of employment. In addition, the Company must reimburse him for any legal fees and expenses he incurs in successfully enforcing these rights. The Company had a similar agreement with Mr. Alexander (with an annual salary of $169,608) until his resignation in September 1998.

The Company has an employment agreement with Mr. Selsor which provides for an annual salary of $165,000. The agreement may be terminated immediately by the Company for cause, or by either party without cause on 6 months notice. During the 30 months following a change in control, if the Company terminates his employment without cause or takes certain other adverse actions, then he shall receive a lump-sum severance payment equal to 1.5 times his annual salary, and his employee benefits shall continue until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 1.5 year anniversary of his termination of employment. In addition, the Company must reimburse him for any legal fees and expenses he incurs in successfully enforcing these rights.

The Company also offered "stay-put" bonuses to Messrs. Roth, Denman, Selsor, McCabe and Alexander during fiscal 1998. These bonuses were to be paid to the named executives if they did not voluntarily leave the Company prior to any change in control and for specified times thereafter. The maximum "stay-put" bonus offered to each of the named executives was as follows: Mr. Roth, $313,254; Dr. Denman, $165,770; Mr. Selsor, $63,076; Mr. McCabe, $121,307; and
Mr. Alexander, $84,804. The "stay-put" arrangements expired September 30, 1998, and no "stay-put" payments were made.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

This report describes the philosophy underlying the cash and equity-based components of GRCI's executive pay program. It also describes each element of the program, as well as the rationale for compensation paid to GRCI's Chief Executive Officer. So that the Company's executive compensation program will be administered objectively, this Committee is comprised entirely of independent directors. Further, Committee members have no "interlocking" relationships as defined by the SEC. The Committee represents the full Board in matters of executive compensation, and recommends to the Board appropriate methods and amounts of executive compensation. It also administers the Company's stock option plans.

Compensation Policy and Overall Objectives.
------------------------------------------

GRCI's executive compensation program is designed to link a significant part of executive pay to Company performance, and to the interests of GRCI's shareholders. In determining or approving the amount and composition of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance, and encourage GRCI executives to focus on the interests of shareholders. The Committee's overall focus is on total compensation, although it also examines the individual elements of compensation. The primary components of the Company's executive compensation package are salary, bonus, and stock options.

Salaries.
--------

The Committee's review of each executive officer's base salary takes into consideration the duties of the position, the competitive market, the experience and qualifications of the executive, the performance of the executive, and equity issues relating to pay for other Company executives. In making or approving salary decisions, the Committee exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor.

Bonuses.
-------

Under the Company's Incentive Compensation Plan, executives may receive bonuses based on performance. With the exception of the CEO's bonus, which is discussed below, bonuses are discretionary, and not targeted to a fixed percentage of salary; rather, they are based on several performance factors, including the performance of the Company as a whole or the performance of the executive's division, improvement of business base, quality of service and product, control of costs, quality of personnel selection and training, and conformity to general Company policies and directives. No specific weighting has been assigned to these performance measures. Bonuses are typically determined and paid after fiscal year end, in conjunction with a review of the Company's performance for the year in question.

Stock Options.
-------------

GRCI has two types of employee stock option plans. The first type is conventional option plans, under which options are granted at fair market value to key employees who are expected to contribute materially to the Company's success. The Committee intends to continue using stock options as the primary long-term incentive, because they provide rewards to executives only to the extent the Stock price increases after the options are granted. This helps to focus executives on increasing shareholder value over the long term.

The Company's officers are also eligible to participate in the Cash Compensation Replacement Plan ("CCRP"), under which executives may elect quarterly to exchange up to 25% of their salary and 100% of their bonus for stock or options. The purpose of the CCRP is to permit and encourage executives to voluntarily replace one form of compensation (cash) with another (Stock or options). Participants purchase Stock or options at a discount. The formula under which options are acquired under the CCRP is described in Note 2 to the Table on page 10 entitled "Option Grants in Last Fiscal Year". The Committee believes that the CCRP is an appropriate means to encourage equity ownership among executives and more closely align their interests with those of shareholders, while reducing the Company's cash outlays for executive compensation.

Compensation of the Chief Executive Officer.
-------------------------------------------

Effective July 1, 1994, Mr. Roth's base salary was increased to $300,000. His previous salary of $250,000 was the same level of salary that had been paid to the Company's CEO since 1989. Under the employment agreement described above under "Employment Agreements", the current level of salary is payable to Mr. Roth through fiscal 1998. The Committee believes that Mr. Roth's salary was roughly at the median of market levels during his term as CEO, based on surveys of CEO pay levels in the high-tech industry (which does not necessarily contain the same companies as those contained in the peer group index in the performance chart following this section).

Upon Dr. Denman's promotion to CEO on July 1, 1998, the Committee raised the CEO's salary to $330,000. This amount was determined by the Committee to be a reasonable increase in the CEO's salary which had been at the $300,000 level since July 1, 1994. The Committee also believes the salary is roughly at the median of current market levels.

To encourage the CEO to do his utmost to increase the Company's profitability, his bonus is strictly based on a formula tied to net income. Specifically, the CEO receives 2% of the Company's consolidated net income, without regard to any extraordinary items of income or loss. The Committee believes this formula provides the opportunity for payoffs commensurate with the Company's earnings.

The Committee also grants conventional stock options to the CEO in amounts determined by the Committee as appropriate to align his compensation package with shareholder interests and believed by the Committee to be consistent with competitive market practice.

Deductibility of Compensation Under Section 162(m) of the Internal Revenue Code.
-------------------------------------------------------------------------------

Because the salary and bonus levels of the Company's CEO and other executive officers are well below the $1 million cap on deductible executive compensation under Section 162(m) of the Internal Revenue Code, the Committee believes there is no current need to qualify these salary and bonus components of the Company's executive compensation program under that Section. The Committee has, however, sought to ensure that compensation that may in the future be recognized by executives under the Company's stock option programs will be fully deductible under Section 162(m). Nevertheless, the Committee reserves the right to award future compensation which would not (or potentially would not) comply, if it determines this to be in the Company's best interest.

Change in Control Severance and Related Items.
---------------------------------------------

In July 1997, the Board of Directors, on recommendation of the Compensation Committee, implemented certain changes in the Company's change in control severance policy, to bring the policy more into line with current market practices. An independent compensation consultant, Frederick W. Cook & Co., Inc., found that the Company's change in control severance was inferior to current market practices, and recommended the adoption of the new policy (including the "stay-put" bonuses), which was subsequently adopted by the Board. The new policy, as currently implemented, is described above under "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS." The Compensation Committee believes that the new change in control severance policy (including the "stay-put" bonuses) is in the best interests of the Company and its shareholders, because it is designed to retain key executives in spite of the uncertainties which may occur during any change in control. The loss of key executives during a change in control would be disruptive to the Company's business and detrimental to shareholder value.


Leslie B. Disharoon, Chairman, Compensation Committee
Edward C. Meyer
George R. Packard

                     CUMULATIVE TOTAL SHAREHOLDER RETURN 1/
                                PERFORMANCE CHART


                                 [GRAPH OMITTED]


                                 INDEXED RETURNS

                                          Base                               Years
                                         Period                              Ending
                                         ------                              ------
                Company/Index             1993        1994        1995        1996        1997        1998
                -------------             ----        ----        ----        ----        ----        ----
        GRC International, Inc.            100         204         268         653         94         174
        S&P 500 Index                      100         101         128         161        217         282
        S&P Technology-500                 100         108         176         210        319         429



                            ANNUAL RETURN PERCENTAGES

                                                                             Years
                                                                             Ending
                                                                             ------
                Company/Index                         1994        1995        1996         1997        1998
                -------------                         ----        ----        ----         ----        ----
        GRC International, Inc.                        104         31          144         (86)         86
        S&P 500 Index                                   1          26          26           35          30
        S&P Technology-500                              8          63          19           52          34


1/ Graph and tables show cumulative total return through June 30, 1998 of $100 investment made on June 30, 1993, with dividends reinvested.

                            COMPENSATION OF DIRECTORS

Non-employee directors are paid an annual retainer of $12,000 and an additional $1,000 for each Board meeting they attend, and $500 for each Committee meeting they attend. Committee Chairmen are paid $800 for each Committee meeting they attend. The Company also provides each director a $50,000 term life insurance policy. During Mr. Wright's first year as Chairman (March 10, 1997 through March 9, 1998) he received the normal Board retainer and Board and Committee meeting fees, but no special cash compensation as Chairman. Rather, he was granted an option to purchase 150,000 shares of Stock at $4.125 per share, which was the market price of the Stock at the time of his election as Chairman. The option expires on March 10, 2007. Effective March 10, 1998, Mr. Wright no longer receives any Board retainer or Board or Committee meeting fees, instead he receives a Chairman's fee of $25,000 per quarter. During the time Mr. Cohen has served as Vice Chairman (since September 25, 1997) he has received the normal Board retainer and Board and Committee meeting fees, but no special cash compensation as Vice Chairman. Rather, he was granted an option to purchase 75,000 shares of Stock at $7.125 per share, which was the market price of the Stock at the time of his election as Vice Chairman. The option expires on September 25, 2007.

Non-employee directors may elect to forego their cash compensation in exchange for Stock, phantom Stock units having the same value as Stock, or stock options. The exercise price of the options is equal to 25% of the average fair market value of the Stock during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by the option "spread" at grant, which is the difference between (i) the average fair market value of the Stock during the quarter, and
(ii) the exercise price of the option. This "spread" is less than the "grant date value" of the option under the Black-Scholes option pricing model. The options are immediately exercisable. They expire 3 years after a director leaves the Board, and otherwise have no fixed expiration date.

The Company also has a retirement plan for non-employee directors. The plan provides that after termination of service of an outside director for any reason, such director will receive the annual retainer fee in effect at that time for the lesser of 15 years or life (or the actuarial equivalent in a lump sum or other format). Outside directors become 50% vested after 5 years of service, with an additional 10% becoming vested each year thereafter, until full vesting is achieved after 10 years of service. In the event of a change in control, however, directors immediately become fully vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company loaned Mr. Roth $230,000 in connection with his relocation in 1992 from California to Virginia at the Company's request. The loan is secured by a second deed of trust on Mr. Roth's Virginia residence, and, until July 1, 1998, bore interest at the rate of 6% per year. Effective July 1, 1998, one-half of the outstanding principal amount of the loan was forgiven, and the loan ceased to bear interest. Subject to Mr. Roth's compliance with his various agreements with the Company, the second half of the loan will be forgiven effective July 1, 1999. Until this year, Mr. Roth was obligated to make annual interest payments on the loan. The loan was outstanding throughout fiscal 1998.

The Company entered into a consulting agreement with Mr. Roth effective July 1, 1998, at a rate of $1,600 per day plus expenses, with a guaranteed minimum of 10 days per month. The consulting agreement expires November 5, 1998.

Mercantile-Safe Deposit and Trust Company ("Mercantile"), of which Mr. Baldwin is Chairman of the Board and Chief Executive Officer, has a revolving credit and term loan agreement with the Company. The Company owed Mercantile $23.3 million under this agreement as of June 30, 1998. In addition, in June 1996, the Company completed a $7.5 million sale-leaseback of its furniture and equipment with Mercantile, which is accounted for as a financing. The Company owed Mercantile $1.0 million under this agreement as of June 30, 1998.

In January 1997, the Company arranged for up to $22 million in financing, consisting of a $4 million 5% convertible debenture ("Debenture") with the Halifax Fund, L.P. ("Halifax") and an $18 million equity line ("Equity Line") with Cripple Creek Securities, LLC ("Cripple Creek") whereby Cripple Creek may purchase up to $18 million in the Company's Common Stock over a 3 year period. The investment manager for Halifax and the sole member of Cripple Creek is The Palladin Group, L.P. ("Palladin"), of which Mr. Cohen was a special limited partner until June 30, 1997. In addition, Mr. Cohen is the general partner of Ramius Capital Group, L.P., which until June 30, 1997 was an affiliate of Palladin. The Debenture was fully converted into 804,322 shares of Common Stock during 1997 and 1998. The purchase price under the Equity Line is 94% of the low trade price during the 3 trading days immediately preceding the purchase. If the Company issues less than $5 million of Stock under the Equity Line, it must pay up to $300,000 as liquidated damages. In connection with the convertible debenture, Halifax received a 7-year warrant to purchase 320,000 shares of Stock at $8.47 per share, and in connection with the Equity Line, Cripple Creek received a 7-year warrant to purchase 125,000 shares of Stock at $8.47 per share. The warrants became exercisable on July 31, 1998. If the Company sells substantially all of its assets or enters into a merger or acquisition or other similar transaction, the warrants are repriced at the lesser of (i) $8.47 per share, or (ii) 80% of the transaction value. If the Company elects to issue more than $5 million under the Equity Line, Cripple Creek will receive an additional 7-year warrant to purchase 75,000 shares at 140% of the Stock price at the time the warrant is issued.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

There is no "interlock" or "insider participation" (as those terms are defined by the SEC) in the Compensation Committee of the Board.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of SEC Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to fiscal 1998, all of such forms were filed on a timely basis with respect to fiscal 1998.

                         SECURITY OWNERSHIP OF PRINCIPAL
                           SHAREHOLDERS AND MANAGEMENT

The following table sets forth the shares and percentages of Stock beneficially owned by the Company's principal shareholders, directors, nominees, highest paid executive officers, and by all directors and executive officers as a group, as of July 31, 1998, unless another date is indicated. Unless otherwise indicated, each person shown as the beneficial owner of shares possesses sole voting and dispositive power with respect to such shares.


                                                                           Number of Shares         % of Class
                                                                           ----------------         ----------
         Edward C. Meyer                                                     1,733,329    (1)          17.0%
         Frank J.A. Cilluffo                                                 1,711,461    (2)          16.8%
         Cilluffo Associates, L.P.                                           1,708,000    (3)          16.7%
         Jim Roth                                                              268,406    (4)           2.6%
         Joseph R. Wright, Jr.                                                 190,152    (5)           1.8%
         Peter A. Cohen                                                        118,160    (6)           1.2%
         Gary L. Denman                                                         71,880    (7)           0.7%
         Ronald B. Alexander                                                    50,162    (8)           0.5%
         Thomas E. McCabe                                                       30,938    (9)           0.3%
         James L. Selsor                                                        18,985   (10)           0.2%
         Leslie B. Disharoon                                                    15,000                  0.1%
         Charles H.P. Duell                                                     11,071   (11)           0.1%
         Michael G. Stolarik                                                    10,691                  0.1%
         Herbert Rabin                                                           7,916   (12)           0.1%
         H. Furlong Baldwin                                                      6,000                  0.1%
         George R. Packard                                                       5,135   (13)           0.1%
         E. Kirby Warren                                                         1,500                  0.0%
         All Directors & Executive Officers (17 persons)                     2,537,533                 24.8%

(1) Includes 1,708,000 shares owned by Cilluffo Associates, L.P., of which General Meyer is a managing general partner. General Meyer shares voting and dispositive power as to these shares with Cilluffo Associates and its other managing general partner. Also includes 25,329 shares, which may be acquired by General Meyer in his own right upon exercise of options exercisable within 60 days.

(2) Includes 1,708,000 shares owned by Cilluffo Associates, L.P., of which Mr. Cilluffo is a managing general partner. Mr. Cilluffo shares voting and dispositive power as to these shares with Cilluffo Associates and its other managing general partner. Also includes 3,461 shares owned by Mr. Cilluffo individually.

(3) Shares beneficially owned by Cilluffo Associates, L.P. and its managing general partners, Frank J.A. Cilluffo and General Meyer. See note (1) above.

(4) Includes 172,941 shares subject to options exercisable within 60 days, 89,113 shares with shared voting and dispositive power, 5,968 shares in the Company's Employee Stock Purchase Plan, and 384 shares in the Company's Deferred Income Plan.

(5) Includes 164,152 shares subject to options exercisable within 60 days and 1,000 shares owned by Mr. Wright's wife.

(6) Includes 75,000 shares subject to options exercisable within 60 days and 22,000 shares held by family members not in Mr. Cohen's household, for which shares Mr. Cohen has investment discretion.

(7) Includes 67,838 shares subject to options exercisable within 60 days, 3,869 shares in the Company's Employee Stock Purchase Plan and 173 shares in the Company's Deferred Income Plan.

(8) Includes 50,000 shares subject to options exercisable within 60 days and 162 shares in the Company's Deferred Income Plan.

(9) Includes 30,553 shares subject to options exercisable within 60 days, 1 share in the Company's Employee Stock Purchase Plan and 384 shares in the Company's Deferred Income Plan.

(10) Includes 10,335 shares subject to options exercisable within 60 days.

(11) Includes 3,000 shares owned by a general partnership. Mr. Duell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12) Represents shares subject to options exercisable within 60 days.

(13) Includes 4,785 shares subject to options exercisable within 60 days.

    SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS

Leonard and Diane DeFrancisci, shareholders of the Company, have submitted the following proposal and supporting statement for inclusion in this Proxy Statement and stated their intention to present the same at the Annual Meeting. In accordance with applicable regulations, the Company will provide the proponents' address and number of securities held upon written or oral request to any shareholder.

                                    Proposal

RESOLVED, that the Board of Directors of the Company take the necessary action in accordance with state law to amend the by-laws, and to recommend to shareholders that the certificate of incorporation of the Company be amended to delete provisions providing for a classified Board of Directors so that all directors are elected annually, such unexpired terms of the directors elected prior to the vote of the shareholders of the Company approving such declassification.

                              Supporting Statement

We believe the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for its actions. We also believe that the classification of the Board of Directors, i.e., the election each year of a third of the Company's directors for a three-year term, is primarily designed to protect directors from being removed from office by anyone engaged in a proxy contest for control of the Board of Directors.

At the last annual meeting of shareholders of the Company, the Company had 11 directors divided into three classes. Accordingly, a proxy contestant would need to win at least two proxy contests in order to gain control of the Board of Directors of the Company. Furthermore, since the Company also has cumulative voting, it could take a proxy contestant at least three annual meetings to obtain control of the Board of Directors if the Company's management can obtain proxies for approximately 1/3 of the shares voted at each annual meeting.

The Board of Directors' recommendation is required by statute to eliminate the Company's classified Board of cumulative voting. In addition, the Company's certificate of incorporation requires the approval of such recommendation by shareholders owning more than 80% (rather than the majority mandated by statute) of the outstanding stock entitled to vote.

The amendment of the Company's certificate of incorporation to require a classified Board of Directors, cumulative voting and an 80% vote of the outstanding shares to delete the classified and cumulative voting was approved by stockholders more than 15 years ago, at a time when, we believe, shareholders were more favorably inclined to agree with management regarding the merits of a classified Board. The two most common arguments by those supporting classified boards, (1) ensured continuity of leadership and policy and (2) a potent defense against a hostile suitor are no longer persuasive with regard to the Company. Indeed, in light of the recent performance of management and the Company's stock price, we find far more compelling the two following arguments: (1) the entire Board of Directors should be accountable to the shareholders annually and (2) unsolicited takeover attempts should not be discouraged by a classified Board linked with cumulative voting.

                             RESPONSE OF YOUR BOARD

Your Board recommends a vote "AGAINST" the Proponents' resolution.

Since approved by the shareholders in 1974, the Board has been divided into three classes. Under this system, each director serves a three-year term, each class is as nearly equal as possible in size (subject to resignations and retirement), and one of the three classes is elected each year. This staggered election of directors is a common practice that has been approved by the shareholders of many major corporations.

Although we respect the proponents' right to express contrary views, we remain convinced that the election of directors by classes is in the best interest of the Company and its shareholders and should not be changed for several reasons:

* First, we believe that the election of directors by classes assures continuity and stability in the management of Company affairs, since, at any given time, a majority of the Board generally will have had prior experience as directors of the Company. This serves to provide solid knowledge of the business and industry, informed oversight of corporate policies, orderly development of strategies and operations, and long-term strategic planning to enhance shareholder value. This also permits a more orderly process for a change in the composition of the Board and Company policies and strategies. In the Company's case, continuity and stability of management are particularly vital because the vast majority of the
     Company's work is for the Department of Defense. We believe that potentially precipitous changes in the make-up of the Board could cause the Company's government customers to consider future performance, national security, and other issues in connection with the Company's present and potential future government contracts. This could have a material negative impact on the Company's revenues.

* Second, when directors are elected by classes, a change in the composition of a majority of the Board normally requires at least two shareholder meetings, instead of one. Therefore, we believe that the election of directors by classes reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirors to initiate such actions through arm's length negotiations with both management and experienced directors. The ability to resist abusive takeover tactics allows the Board to consider, for example, how best to preserve the Company's relationships with its government customers. Thus, a classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions your incumbent board to act to maximize the long-term value of an acquisition for all shareholders.

* Finally, we believe that directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if elected annually. The same standards of performance apply to all directors regardless of the term of service. You, as shareholders, always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Thus, you continue to enjoy a significant opportunity to express your views regarding the Board's performance and to influence the Board's composition.

THE BOARD RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE COMPANY'S BOARD.

Approval of this shareholder proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter. Unless otherwise directed, the persons named in the enclosed proxy will vote the stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, against this shareholder proposal.

Directors Frank J.A. Cilluffo and Edward C. Meyer dissent from the Board on this issue and have notified the Company that they and Cilluffo Associates, L.P. intend to vote their shares in favor of the proposal.

      SHAREHOLDER PROPOSAL REGARDING TERMINATION OF SHAREHOLDER RIGHTS PLAN

David and Joyce Corcoran, shareholders of the Company, have submitted the following proposal and supporting statement for inclusion in this Proxy Statement and stated their intention to present the same at the Annual Meeting. In accordance with applicable regulations, the Company will provide the proponents' address and number of securities held upon written or oral request to any shareholder.

                                    Proposal

RESOLVED, that the Board of Directors of the Company terminate the Shareholder Rights Plan adopted by it in 1985 and refrain from adopting any similar plan unless the plan is approved by the affirmative vote of a majority of outstanding shares entitled to vote at a meeting of shareholders that is held as soon as practicable.

                              Supporting Statement

Our proposal is intended to help restore to shareholders the opportunity to act on unsolicited tender offers that may provide the shareholders a substantial premium over the current market value of the Company's common stock. We believe that the Company's Shareholder Rights Plan deprives the shareholders from realizing such a premium by limiting their ability to accept or even consider the merits of an unsolicited tender offer to which the Board or management is opposed. We also believe such defenses depress the market value of the Company's common stock and serve to entrench management.

The Securities and Exchange Commission recognized the benefits of tender offers in 1986 release, stating: `Tender offers can benefit shareholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without shareholder consent, poison pill plans can effectively prevent shareholders from even considering the merits of a takeover that is opposed by the board.' SEC Release No. 34-23486 (July 21, 1986).

The Company's Shareholder Rights Plan is a type of `poison pill' because it is designed to make it prohibitively expensive to acquire the Company where an unsolicited tender offer is not approved by the Board of Directors.

We believe that the Company will defend shareholder rights plans as devices that protect shareholders by enhancing the bargaining power of the Company when faced with a hostile takeover. However, we strongly believe that any poison pill insulates Company management from direct accountability to shareholders, particularly when the Company has been performing poorly, and, accordingly, that management should ask shareholders their opinion before seeking to `protect' shareholders from an opportunity to sell their shares in a tender offer.

For these reasons, we are urging GRC shareholders to vote `For' our proposal.

                             RESPONSE OF YOUR BOARD

Your Board recommends a vote "AGAINST" the Proponent's resolution.

The Company's Shareholder Rights Plan (the "Rights Plan") is intended to protect the interests of the Company and all shareholders. The Rights Plan is not intended to prevent a bidder from making a tender offer or other takeover-type transaction, nor will it impede any effort to replace the Board or propose and elect alternate nominees for the class of directors to be elected each year. The Rights Plan is, however, a fundamental negotiating tool that inhibits abusive conduct and is designed to protect against practices that do not treat all shareholders equally. The Rights Plan strengthens your Company's negotiating power and positions the Board to negotiate the best price for shareholders when the sale of the Company is in the best interests of the shareholders. The Rights Plan creates an incentive for a potential acquiror to negotiate in good faith with the Board. Of course, the Board can redeem the rights and, in deciding whether to do so in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and its shareholders.

Also, the Rights Plan, by providing the Board with an additional degree of control in a takeover situation, enables the Board to calmly evaluate a potential buyer from the vantage point of the Company's government customers - many of whom may be sensitive to the effect of a change in ownership on the successful performance of the Company's current contracts, national security issues, and similar concerns. The Rights Plan also allows the Board to consider the impact of a takeover proposal on its professional and technical employees, many of whom are critical to the performance of contracts with government customers. A material decline in the Company's government contract revenue, either as a result of government action or the loss of key employees, could cause a potential buyer to terminate its offer prior to completion of the takeover and thus adversely affect shareholder value.

The Board originally adopted the Rights Plan for a term of 10 years in 1985. In 1995, following its review of comprehensive materials prepared for the Board by a well-regarded independent investment banking firm and special outside legal counsel and the respective advice of such firms, the Board concluded that extending the Rights Plan for an additional 10 years (with minor changes) was in the best interests of the Company and shareholders. At that time, over 1,600 public companies, including 120 of the Fortune 200 companies, had adopted rights plans. Data presented to the Board also demonstrated that companies with rights plans received takeover premiums higher than those received by companies not protected by rights plans.

Under Delaware law, the Board has the responsibility to manage and direct the Company's business and affairs. We believe that the adoption and extension of the Rights Plan was a valid and proper exercise of that responsibility. We also believe that the decision to redeem the rights should be made in the context of a specific acquisition proposal. To do so in the absence of such a proposal at this time would be to deny the Company's shareholders protection in the event of an unsolicited offer and, in the Board's view, potentially reduce the long-term value for all shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE SHAREHOLDER PROPOSAL TO TERMINATE THE RIGHTS PLAN.

Approval of this shareholder proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter. Unless otherwise directed, the persons named in the enclosed proxy will vote the stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, against this shareholder proposal.

Directors Frank J.A. Cilluffo and Edward C. Meyer dissent from the Board on this issue and have notified the Company that they and Cilluffo Associates, L.P. intend to vote their shares in favor of the proposal.



                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

To be considered at the 1999 Annual Meeting of Shareholders, any shareholder proposal, whether submitted under Rule 14a-8 or otherwise, must be received by the Secretary, GRC International, Inc., 1900 Gallows Road, Vienna, Virginia 22182, on or before June 8, 1999.


                              By Order of the Board of Directors



                              /s/ Thomas E. McCabe
                              ----------------------------------
                              THOMAS E. McCABE
                              Senior Vice President, General Counsel & Secretary

Dated:  October 6, 1998


PROXY                                             GRC INTERNATIONAL, INC.                                     PROXY

The undersigned hereby authorizes H. FURLONG BALDWIN,  PETER A. COHEN,  CHARLES H.P. DUELL and JOSEPH R. WRIGHT, and each of them, with several  powers of  substitution,  to vote and  otherwise  represent  all shares of Common Stock of GRC  INTERNATIONAL,  INC.
("Company")  owned or otherwise held by the  undersigned at the Annual Meeting of Shareholders of the Company on November 5, 1998,
and at any and all adjournments thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-2.

1.  ELECTION OF DIRECTORS

    FOR all nominees  NOMINEES:  FRANK J.A.  CILLUFFO and LESLIE B. DISHAROON.  To withhold vote from an individual  nominee,  check
---                   here [__] and write name of nominee as to whom vote is withheld.
                                                                                       ---------------------------------------------

    WITHHOLD AUTHORITY to vote for all nominees
---

2.  RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS

    FOR               AGAINST                            ABSTAIN
---               ---                                ---


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 3-4.

3.  SHAREHOLDER PROPOSAL TO DECLASSIFY BOARD OF DIRECTORS

    FOR               AGAINST                            ABSTAIN
---               ---                                ---

4.  SHAREHOLDER PROPOSAL TO TERMINATE SHAREHOLDER RIGHTS PLAN

    FOR               AGAINST                            ABSTAIN
---               ---                                ---

The shares  represented by this proxy will be voted as directed or, if no direction is made, will be voted "FOR" items 1 and 2 and
"AGAINST" Items 3 and 4.

                                THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                                           (continued and to be signed on reverse side)

(continued from other side)


The undersigned confers upon the proxies hereby appointed authority to act upon all matters incident to the conduct of the meeting and in their  discretion upon such other matters as may properly come before the meeting.  Management knows of no other matters to be presented at the meeting.

All other proxies previously given by the undersigned to vote shares of Common Stock of the Company are hereby expressly revoked.

Please sign exactly as your name appears hereon. If you are signing for the shareholder,  please sign the  shareholder's  name and your own name, and state the capacity in which you are signing.



                                                                                   -------------------------------------------------
                                                                                        Signature



                                                                                   -------------------------------------------------
                                                                                        Additional Signature (if held jointly)



                                                                                   Date:                                      , 1998
                                                                                        --------------------------------------